SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934.
                                (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary  Proxy Statement
[ ] Confidential,  for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2)
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12


                              MARTIN COLOR-FI, INC.

                (Name of Registrant as Specified In Its Charter)



     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
 [x]  No Fee Required
      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4)    Proposed maximum aggregate value of transaction:

      5)    Total fee paid

      Fee paid previously with preliminary materials

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

      2)    Form, Schedule or Registration Statement No.:

      3)    Filing Party:

      4)    Date Filed:

                                      PROXY


                              MARTIN COLOR-FI, INC.
                                  P. O. Box 469
                               Edgefield, SC 29824
                                 (803) 637-7000



                    Notice of Annual Meeting of Stockholders
                                  May 13, 1997


          The Annual Meeting (the "Annual Meeting") of Stockholders of Martin Color-Fi, Inc. (the "Company") will be held at the Company's Star Manufacturing Facility, Star Road, near Edgefield, South Carolina, on Tuesday, May 13, 1997, at 11:00 a.m. Eastern Daylight Time, for the following purposes:

         1. to elect four (4) directors, one (1) to serve a one (1) year term to end in conjunction with the Company's Annual Meeting of Stockholders to be held following the close of its fiscal year ending December 31, 1998, three (3) to serve three (3) year terms to end in conjunction with the Company's Annual Meeting of Stockholders to be held following the close of its fiscal year ending December 31, 2000, or when their successors have been duly elected and have qualified;

          2. to consider and vote upon the ratification of the appointment of Ernst & Young LLP as independent auditors for the Company's fiscal year ending December 31, 1997; and

          3. to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         Although all stockholders are invited to attend the Annual Meeting, only stockholders of record at the close of business on March 26, 1997, are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be open to examination by stockholders during regular business hours at the Company's principal executive offices from April 14, 1997, through the Annual Meeting and at the Annual
Meeting. This Notice of Annual Meeting is incorporated by reference in the accompanying Proxy Statement.

                                    BY ORDER OF THE BOARD OF DIRECTORS



                                    Gregory W. Anderson
                                    Secretary



Edgefield, South Carolina
April 14, 1997

         TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. RECORD STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                                 PROXY STATEMENT
                              MARTIN COLOR-FI, INC.


                             SOLICITATION OF PROXIES


         The accompanying Proxy is solicited on behalf of the Board of Directors of Martin Color-Fi, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, May 13, 1997, at 11:00 a.m. Eastern Daylight Time, or any adjournment thereof, at the Company's Star Manufacturing Facility offices, Star Road, Edgefield, South Carolina. The approximate date on which proxy materials are first being sent to stockholders is April 14, 1997. The accompanying Notice of Annual Meeting of Stockholders is incorporated by reference into this Proxy Statement.

         The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers, directors, and regular employees of the Company may, without additional compensation, use their personal efforts to solicit proxies by telephone, telegraph, telecopier, facsimile, other electronic means or in person. The Company expects to reimburse brokers, banks, custodians and other nominees for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Stock. Should the Company's management deem it necessary, the Company's regularly retained investor relations firm, Corporate Communications, Inc., may also be called upon to solicit proxies by telephone and mail.

         Stockholders can ensure that their shares are voted at the Annual Meeting by signing and returning the enclosed proxy card in the envelope provided. Shares of Common Stock ("Common Stock") represented by the accompanying proxy card will be voted if the proxy card is properly executed and is received by the Company prior to the time of voting. Sending in a signed proxy card will not affect a stockholder's right to attend the Annual Meeting or a record stockholder's right to vote in person.

         Proxies so given may be revoked by a record stockholder, at any time prior to the voting thereof by written notice mailed or delivered to the Secretary, by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation by request in person at the Annual Meeting, but if not so revoked, the shares represented by such proxy will be voted in accordance with the authority conferred by such proxy. Where specific choices are not indicated on the proxy card, proxies will be voted for the proposals.

                                  ANNUAL REPORT

          The Annual Report to stockholders for the fiscal year ended December 31, 1996 is being forwarded with this proxy statement but does not constitute part of the proxy solicitation materials. THE COMPANY'S REPORT ON FORM 10-K FOR 1996, THE ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY'S FINANCIAL STATEMENTS AND RELATED SCHEDULES, IS AVAILABLE WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO THE SECRETARY, MARTIN COLOR-FI, INC., P. O. BOX 469, EDGEFIELD, SOUTH CAROLINA 29824.

                      RECORD DATE AND VOTING AT THE MEETING

         Only stockholders of record at the close of business on March 26, 1997, will be entitled to notice of and to vote at the Annual Meeting, each share being entitled to one vote. The affirmative vote of at least sixty-five (65%) of the voting shares of the Company voting as a single class shall be required to approve any matter which requires shareholder action under South Carolina law. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate. Common Stock is the only class of capital stock which has been issued by the Company. As of the close of business on March 26, 1997, there were 6,700,129 outstanding shares of Common Stock entitled to be voted at the meeting.

         The holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. If a share is represented for any purpose at the Annual Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" or as to which no vote is marked, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of votes present or represented at the Annual Meeting. Once a quorum has been established, it will not be destroyed by the departure of shares prior to adjournment of the meeting. If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present or represented. Directors, officers and regular employees of the Company may solicit proxies for the reconvened meeting in person or by mail, telephone, telegraph or other electronic means. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Cumulative voting is not permitted.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth as of March 26, 1997, to the Company's best knowledge and based upon information obtained from such persons, the amount of Common Stock beneficially owned and the percentage of Common Stock so owned with respect to: (a) the persons or groups known to the Company to be the beneficial owners of more that five percent of the Common Stock of the Company;
(b) each person named in the Summary Compensation Table; (c) each director and nominee for director of the Company; and (d) all executive officers, directors, and nominees for director of the Company, as a group.

Name, Title and Address                        Number of            Percent
of Beneficial Owner                            Shares               of Class

Heyward C. Addy                                  355,231            5.3%  (1)
P. O. Box 1638
Lexington, South Carolina

Gregory W. Anderson                              18,330              *    (2)
Director, General Counsel
and Secretary

G. Robert Buchanan                               136,933            2.0%

W. Fred Davis, Jr.                                0                  *
Director

Bret J. Harris                                    18,629             *    (3)
Director, Chief Financial
Officer and Treasurer

James C. Hite                                     0                  *
Director

Jack J. Jackson                                  200,280            3.0%  (4)
Director

Russell T. Lyon                                   60,100            0.01% (5)
Director

James F. Martin                                2,736,520            40.8% (6)
Chairman of Board of Directors,
and Chief Executive Officer
P. O. Box 469
Edgefield, South Carolina

Henry M. Poston                                  876,221            13.1% (7)
Director, President and
Chief Operating Officer
332 Mooring Lane
Lexington, South Carolina

Bettis C. Rainsford                               12,500             *
Director

George L. Rainsford, MD                             200              *
Director

All Directors and Executive Officers
   as a group (twelve persons)                 4,214,664            62.9%

-----------------------------
* Less than one percent.

(1) Includes 100,140 shares held by the James F. Martin Irrevocable Trust II and 100,140 shares held by the James F. Martin Irrevocable Trust
          III. Heyward C. Addy and Jack J. Jackson serve as co-trustees of each trust with power to jointly vote such shares. Also includes 99,033 shares held by the Heyward C. Addy Charitable Remainder Unitrust of which Mr. Addy serves as Trustee with power to vote such shares. Also includes 100 shares owned by Mr. Addy's wife as to which Mr. Addy disclaims beneficial ownership and 100 shares owned by Mr. Addy's son as to which Mr. Addy disclaims beneficial ownership. Also includes 700 shares owned in Mr. Addy's IRA.

(2) Includes 17,499 shares subject to stock options exercisable within sixty (60) days and also 831 shares held in the Martin Color-Fi, Inc. Employee Retirement Savings Plan (the 401(k) Plan).

(3) Includes 1,700 shares owned by Mr. Harris' wife as to which Mr. Harris disclaims beneficial ownership and 13,999 shares reserved for issuance pursuant to exercise of stock options which are exercisable within sixty (60) days and also 2,230 shares held in the 401(k) Plan.

(4) Represents 100,140 shares held by the James F. Martin Irrevocable Trust II and 100,140 shares held by the James F. Martin Irrevocable Trust III, as to which Mr. Jackson and Mr. Addy serve as co-trustees of each trust with power to jointly vote such shares.

(5) Includes 100 shares owned by Mr. Lyon's wife as to which Mr. Lyon disclaims beneficial ownership and 12,000 shares reserved for issuance pursuant to exercise of stock options which are exercisable within sixty (60) days.

(6) Includes 26,600 shares held by James F. Martin Foundation administered by a Board consisting of E. R. Martin, James F. Martin and J. M. Martin as to which Mr. Martin disclaims beneficial ownership, and 100 shares owned by Mr. Martin's wife, 100 shares owned by Mr. Martin's son and 100 shares owned by Mr. Martin's daughter as to which Mr. Martin disclaims beneficial ownership.

(7) Includes 100 shares owned by Mr. Poston's wife as to which Mr. Poston disclaims beneficial ownership.

                              ELECTION OF DIRECTORS

         The membership of the Company's Board of Directors is classified into staggered three-year terms. The By-laws of the Company authorize a Board of Directors of no fewer than nine (9) and no greater than seventeen (17) members. As of December 31, 1996, the Board of Directors consisted of nine (9) directors, three (3) of whom have terms that expire as of the 1997 Annual Meeting, three
(3) of whom have terms that expire at the Annual Meeting of Stockholders in 1998 and three (3) of whom have terms that expire at the Annual Meeting in 1999. At its February 1997 meeting, the Board of Directors increased the number of directors of the Company to ten (10). Four (4) directors are proposed to be elected at this Annual Meeting to fill three of the vacancies resulting from the expiration of the terms of such directors and one (1) director to fill the position created by the enlargement of the Board. Bret J. Harris has been nominated to hold office for a one-year term to end in conjunction with the 1998 Annual Meeting to be held following the close of the Company's fiscal year ending December 31, 1997. Gregory W. Anderson, W. Fred Davis, Jr. and Jerry E. Trapnell have each been nominated to hold office for a three-year term to end in conjunction with the 2000 Annual Meeting to be held following the close of the Company's fiscal year ending December 31, 1999, or until their successors shall be elected and shall have qualified.

         The intention of those named in the enclosed proxy statement is that votes will be cast, pursuant to authority granted in the enclosed proxy, for the election of each nominee with an asterisk before his name. The terms of the other directors listed have not yet expired. In the event that any one or more of the nominees shall unexpectedly become unavailable for election, the proxies will be cast, pursuant to authority granted by the enclosed proxy, for such person or persons as may be designated by the Board of Directors.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.


         The following table sets forth certain information with respect to directors of the Company and nominees for director of the Company.


                                                                        Current
                                                                        or
                                                                        Proposed
                                                   Director             Term
Name and Age                                       Since                Expires
------------                                       -----                -------

*Gregory W. Anderson         41 (1)                1993                 2000

*W. Fred Davis, Jr.          53 (2)                1994                 2000

*Bret J. Harris              38 (3)                  -                  1998

James C. Hite                55 (4)                1993                 1998

Jack J. Jackson              50 (5)                1989                 1998

James F. Martin              54 (6)                1978                 1999

Henry M. Poston              53 (7)                1984                 1998

Bettis C. Rainsford          45 (8)                1995                 1999

George L. Rainsford          45 (9)                1994                 1999

*Jerry E. Trapnell           50 (10)                  -                 2000

---------------------------
* Nominee



(1) Mr. Anderson, who was elected as Director in 1993, was elected Secretary in 1994. Mr. Anderson was an attorney engaged in the private practice of law in Edgefield, South Carolina until January 17, 1994 when he became General Counsel for the Company. Mr. Anderson received a B.A. degree from Clemson University in 1977 and a J.D. degree from the University of South Carolina School of Law in 1980.

(2) Mr. Davis, a Director since 1994, served as President of the Yarn Division of the Company before his retirement on June 9, 1995. He was President of Palmetto Spinning Corporation before its acquisition by the Company. He joined Palmetto Spinning in 1969 as Plant Manager after completing a two year training program with Avondale Mills. Mr. Davis graduated from Clemson University in 1965 with a B.S. degree in Textile Management.

(3) Mr. Harris has served as Chief Financial Officer and Treasurer since November 1994 and prior to this served as Corporate Controller since joining the Company in June, 1994. Before joining the Company, Mr. Harris was employed with the accounting firm of Ernst & Young LLP from 1991 until 1994. Mr. Harris received his B.S. degree in Accounting from Clemson University in 1980.

(4) Dr. Hite, who was elected as a Director in 1993, is currently Alumni Distinguished Professor of Agricultural and Applied Economics and Senior Fellow, Strom Thurmond Institute at Clemson University in Clemson, South Carolina. Dr. Hite has been on the staff of Clemson University since 1966. Dr. Hite received his B.S. degree in 1963 from Clemson University, his M.A. from Emory University in Atlanta, Georgia in 1964, and his Ph.D. from Clemson University in 1966. Dr. Hite has served as trustee of the South Carolina Conservation District
          Foundation since 1982 and is past President of the Southern Regional Science Association. Dr. Hite has also published four books on topics relating to national resources and environmental policies.

(5) Mr. Jackson, a Director since 1989, is Senior Vice President and President of the North America

          Pharma Market Region of Pharmacia and Upjohn Inc. in Kalamazoo, Michigan, having previously held the position of Corporate Senior Vice President of Western Hemisphere Pharmaceutical Operations for The Upjohn Company before its merger with Pharmacia. Mr. Jackson has been employed with the Upjohn Company since 1970. The principal business of Pharmacia and Upjohn Inc., which is not a parent, subsidiary or other affiliate of the Company, is pharmaceuticals. Mr. Jackson received his B.S. degree from Clemson University in 1968.

(6) Mr. Martin, founder of the Company, has served in various capacities with the Company and its predecessors since establishing Martin Fibers, Inc., a predecessor of the Company, in 1978. He currently serves as Chief Executive Officer and Chairman of the Board of Directors of the Company. Mr. Martin received his B. S. degree in Textile Management in 1964 from Clemson University.

(7) Mr. Poston currently holds the position of President, Chief Operating Officer, and Director, having previously served in various capacities with the Company, including Executive Vice President and Chief Operating Officer of the Company and certain of its predecessors since 1984. Prior to his employment with the Company, Mr. Poston was Director of Technical Services for Wellman, Inc. Mr. Poston received his B. S. degree from Clemson University in 1965 and his M.S. degree in 1967 from the Institute of Textile Technology.

(8) Mr. Rainsford, a Director since 1995, is a founder, and has served as Executive Vice President and Chief Financial Officer of Delta Woodside Industries, Inc. since 1983, and serves on its Board of Directors. The principal business of Delta Woodside Industries, Inc., which is not a parent, subsidiary or other affiliate of the Company, is textiles. Mr. Rainsford received his B.A. degree in 1973 from Harvard College and his J.D. degree from the University of South Carolina School of Law in 1976.

(9) Dr. Rainsford, a Director since 1994, is Board certified by the American Board of Family Practice and has been in private practice of medicine in Edgefield, South Carolina since 1979. He attended the University of South Carolina and received his M.D. from the Medical
          University of South Carolina in 1976. Dr. Rainsford fulfilled his family practice residency at the Medical University of South Carolina.

(10) Dr. Trapnell is currently Dean of the College of Business and Public Affairs at Clemson University and previously served as director and professor of the Clemson University School of Accountancy. He joined the Clemson accounting program in 1986 after serving on the faculty of the department of accounting at Louisiana State University-Baton Rouge for ten years. He earned his PhD. from the University of Georgia in 1977, his B.S. and M.S. from Clemson University in 1968 and 1970, respectively. Dr. Trapnell has published numerous articles in a variety of professional and academic journals relating to the accounting field.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION


Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors of Martin Color-Fi, Inc. (the "Committee") is pleased to present its report on executive compensation for the year ended December 31, 1996. This Committee report documents the components of the Company's executive officer compensation programs and describes the basis on which 1996 compensation determinations were made by the Committee with respect to the executive officers of the Company, including the executive officers that are named in the Summary Compensation Table.

         In accordance with Securities and Exchange Commission Rules, set forth below is a description of the Company's compensation policies applicable to executive officers, including the specific relationship of corporate performance to executive compensation, as well as a discussion of the bases for the Chief Executive Officer's compensation reported for the fiscal year ended December 31, 1996.

         The Company's current executive compensation program reflects the overall compensation philosophies of the Company and its founder, James F. Martin. Consequently, the program is designed with a goal of fairly compensating executives for their performance and contribution to the Company, as well as, providing incentives which attract and retain key executives, instill a long-term commitment to the Company, and develop a pride and sense of Company ownership, all in a manner consistent with shareholder interest. Given these objectives, the executive officers' compensation package for 1996 included primarily two elements: (a) base salary, reviewed annually and adjusted in light of the Company's performance for the year and the individual executive's contribution to that performance, and (b) incentive compensation consisting of stock options. Options are priced at one hundred (100%) percent of the market value on the day of grant and mature in three (3) equal annual increments, beginning six (6) months from the date of grant, with the second increment at eighteen (18) months and the third at thirty (30) months. The life of the option under one plan is five (5) years and under the second plan is ten (10) years. Additionally, Company executives participate in the Company's 401(k) Profit Sharing Plan.

         In evaluating an executive's performance, in addition to financial results of the Company (such as total sales and net income), a broad range of criteria is considered. These criteria include standards of business conduct which reflect the social values and expectations of the Company's associates, shareholders, the communities in which it operates and the counties and states where it does business.

         An executive's compensation is also linked to his or her performance and tied to the long-term financial success of the Company, as measured by stock performance, by the use of stock and stock options (in the manner described above). The Company believes that the value of such stock options will reflect the financial performance of the Company.

         In addition, in determining the amount of compensation to be paid to the Company's Chief Executive Officer, the Compensation Committee considered various subjective factors. The Committee focused particularly on the Chief Executive Officer's role as founder of the Company and on the value to the Company of his reputation within, and knowledge of, the fibers industry. The Committee believes that the Chief Executive Officer has an excellent reputation within the fibers industry and that a significant part of the Company's business has been built, and will continue to be built, on that reputation and extensive knowledge of the industry. The Chief Executive Officer, although present did not participate in discussions relating to his compensation.

         The Committee did not give any specific weight to any of the foregoing criteria, but, rather, made a subjective assessment based on such criteria.

         For the fiscal year ended December 31, 1996, the compensation levels for the CEO and the named executives were determined as follows: The base salaries for the CEO, President and the Company's executive officers (the executives named in the Summary Compensation Table) were determined by the members of the Board's Compensation Committee to be in line with the above criteria. The Company did not pay the life insurance premiums on lives of either the CEO or President as it had done the year before. Bonuses were paid to executive officers for 1996 in accordance with the Summary Compensation Table herein.

         SUMMARY -- After its review of all existing components, the Committee continues to believe that the total compensation program for executives of the Company is competitive with the compensation programs provided by other corporations with which the Company compares. The Committee also believes that the stock option program provides opportunities to participants that are consistent with the returns that are generated on behalf of the shareholders. Finally, the Committee is actively engaged in identifying and designing alternative stock-based incentive programs, including minimum ownership and retention guidelines, to enhance executive stock ownership and further reinforce and align the executive's long-term interests with those of the Company's shareholders.



                             Compensation Committee
                            of the Board of Directors

                            James F. Martin, Chairman
                                 Jack J. Jackson
                               George L. Rainsford
                                  James C. Hite




Summary of Cash and Certain Other Compensation

         The following table sets forth for the fiscal years ended December 31, 1996, 1995, and 1994 the cash compensation paid or accrued by the Company, as well as, certain other compensation paid or accrued for those years, for services in all capacities to the Company's Chief Executive Officer and to those executive officers and certain key employees whose salary and bonus earned for the fiscal year ended December 31, 1996, exceeded $100,000.00.

                           SUMMARY COMPENSATION TABLE


                                                                                          Long Term
                                                                                        Compensation
                                                     Annual Compensation *                  Awards
                                                     ------------------                 -----------

                                                                                            (1)
                                                                                        Securities
   Name and                                                                             Underlying        All Other
Principal Position                  Year             Salary ($)        Bonus ($)        Options (#)   Compensation
------------------                  ----             ----------        ---------        -----------  -------------

James F. Martin                     1996             $341,576          $74,715 (2)           0         $  8,269 (3)
Chairman, Board of Directors,       1995             $256,250          $     0               0         $  7,756 (4)
and Chief Executive Officer         1994             $280,000          $26,143 (5)           0         $ 48,196 (6)

Henry M. Poston                     1996             $232,389          $54,135 (7)           0         $  9,301 (8)
President, Chief Operating          1995             $187,048          $     0               0         $  8,694 (9)
Officer, and Director               1994             $162,089          $17,334 (5)           0         $ 35,448 (10)

G. Robert Buchanan                  1996             $100,000          $     0               0         $  2,404 (11)
(formerly Director,                 1995             $100,000          $     0               0         $  4,440 (12)
and President, Carpet Division)     1994             $ 41,667 (13)     $     0               0         $  1,800 (14)
----------------------------

* Perquisites did not exceed the lesser of $50,000 or ten (10%) percent of annual salary and bonus for any named executive officer.

(1) All information in this column relates to qualified stock options. The Company has not granted any stock appreciation rights.

(2) Includes $55,715 which Mr. Martin paid back to the Company pursuant to his prior agreement to repay the entire amount of his 1994 bonus and a portion of his 1993 bonus in connection with the restatement of the Company's financial statements for 1993 and the first and second quarters of 1994.

(3) Includes $4,800 in director fees, $3,131 representing the Company's match portion to the Martin Color-Fi, Inc. Employee Retirement Savings Plan (the 401(k) Plan), along with $338 from the profit sharing contribution to the 401(k) Plan.

(4) Includes $4,200 in director fees, $2,146 representing the Company's match portion to the 401(k) Plan, along with $1,410 from the profit sharing contribution to the 401(k) Plan.

(5) In connection with the restatement of the Company's financial statements for 1993 and the first and second quarters of 1994, Messrs. Martin and Poston repaid their entire 1994 bonus amounts to the Company, as well as $29,572 and $17,801, respectively of their 1993 bonuses, amounts deemed appropriate by the Board of Directors of the Company. The amounts repaid were deducted from Messr's. Martin's and Poston's 1996 bonuses.

(6) Includes $40,934 for life insurance premiums paid for a policy on the life of James F. Martin with death benefit payable to Mr. Martin's designated beneficiary. Also includes $3,600 in director fees, $2,838 representing the Company's match portion to the 401(k) Plan, along with $824 from the profit sharing contribution to the 401(k) Plan.

(7) Includes $35,135 which was paid back to the Company in connection with the restatement of the Company's financial statements for 1993 and the first and second quarters of 1994, wherein this executive officer had agreed to repay the entire 1994 bonus and a portion of the 1993 bonus.

(8) Includes $4,800 in director fees, $4,163 representing the Company's match portion to the 401(k) Plan, along with $338 from the profit sharing contribution to the 401(k) Plan.

(9) Includes $4,200 in director fees, $3,084 representing the Company's match portion to the 401(k) Plan, along with $1,410 from the profit sharing contribution to the 401(k) Plan.

(10) Includes $28,644 for life insurance premiums paid for a policy on the life of Henry M. Poston with death benefit payable to Mr. Poston's designated beneficiary. Also includes $2,700 in director fees, $3,280 representing the Company's match portion to the 401(k) Plan, along with $824 from the profit sharing contribution to the 401(k) Plan.

(11) Includes $2,208 representing the Company's match portion to the 401(k) Plan, along with $196 from the profit sharing contribution to the 401(k) Plan.

(12) Includes $1,800 in director fees, $1,875 representing the Company's match portion to the 401(k) Plan, along with $765 from the profit sharing contribution to the 401(k) Plan.

(13)      Represents salary from commencement of employment on July 14, 1994.

(14)      Represents director fees.




Stock Option Plan


         The Company currently maintains the 1993 Incentive Stock Option and Stock Appreciation Rights Plan and the 1994 Incentive Stock Option and Stock Appreciation Rights Plan, pursuant to which options to purchase shares of the Company's Common Stock are outstanding or available for future grants. The purpose of the Plans is to advance the best interests of the Company by providing those persons who have substantial responsibility for the management and growth of the Company with additional incentive by increasing their proprietary interest in the success of the Company. All options for Common Stock are granted by the Stock Option Committee. No stock appreciation rights allowable under the Plan have been awarded by the Company. All options awarded in 1994 were awarded under the 1993 Plan. All options awarded in 1995 and 1996 were awarded under the 1994 Plan.

         At December 31, 1996, no options had been granted to or were held by any executive officer named in the Summary Compensation Table.



Other Plans


         The Company adopted three incentive cash compensation plans for 1994, one for executive officers and key employees (the "Executive Bonus Plan"), one for other hourly employees and one for clerical employees. The plans applied to personnel employed as of January 1, 1994. Subject to the eligibility requirements of the plan for 1994, the payments were based generally upon a formula tied to budgeted profits of the Company. At the Company's Board of Directors meeting held February 23, 1995, the Board terminated all 1994 incentive cash compensation plans. The Company adopted a cash incentive plan for 1996 for both salaried and hourly employees. The plan provides for bonuses to be paid to employees in the discretion of the Executive Committee of the board based upon the profitability of the Company with oversight by the Compensation Committee.



Compensation and Stock Option Committee Interlocks and Insider Participation


          During the fiscal year ended December 31, 1996, the Compensation Committee consisted of James F. Martin, Chairman, James C. Hite, Jack J. Jackson and George L. Rainsford, the latter three (3) of whom are outside directors. This committee determined executive compensation. Although present, Mr. Martin did not participate in discussions relating to his compensation. The Stock Option Committee consisted of James F. Martin, Chairman, Jack J. Jackson, George
L. Rainsford and Bettis C. Rainsford, the latter three (3) of whom are outside directors. Mr. Martin resigned from this committee thereby providing that members for the period ending December 31, 1996 consisted of Bettis C. Rainsford, Chairman, Jack J. Jackson and George L. Rainsford. This committee made decisions relating to stock option grants to executive officers and also made decisions relating to stock option grants to executive officers who are also directors of the Company.

         On February 1, 1995, the Company entered into a lease agreement for a new Corporate Office facility from an entity controlled by the Chairman and Chief Executive Officer of the Company. The term of the lease is for twelve (12) years and requires monthly payments of approximately $4,000. Rent expense in 1996 for the Corporate Office was $48,000.

         On October 1, 1996, a lease on warehouse space the Company was already occupying was purchased by Bettis C. Rainsford. The lease is month-to-month and requires a total monthly payment of $6,840.

Certain Relationships and Related Transactions


         The Company previously purchased all of the outstanding common stock of Palmetto Spinning Corporation on June 13, 1994. W. Fred Davis, Jr., a director of the Company, was President and a shareholder of Palmetto Spinning Corporation. The purchase price was partially financed through a note given to the shareholders of Palmetto Spinning Corporation in the amount of $3,150,000 plus interest at five (5%) percent. The note provided for quarterly interest payments and annual principal payments in the amount of $1,050,000 beginning June 13, 1997, and ending on June 13, 1999. The Company paid the sum of $126,000 as interest payments in accordance with the note during 1995.

         Mr. Davis retired as President of Palmetto Spinning and on July 1, 1995 entered into a consulting agreement with the Company for a two (2) year period. The agreement provides that Mr. Davis shall be paid the sum of $102,658 during the first year of the agreement and the sum of $105,049 during the second year of the agreement.

         The Company previously acquired all of the assets and certain liabilities of Buchanan Industries, Inc. (Georgia) ("BI") on July 14, 1994. G. Robert Buchanan, a director of the Company and President of the Carpet Division until September 9, 1995, was President and a shareholder of Buchanan Industries, Inc. (Georgia). The purchase price was partially financed by the seller through two (2) notes. One note was given by the Company to the seller in the amount of $500,000 plus interest at six (6%) percent due and payable on April 1, 1995. Another note was given to the seller in the amount of $920,000 plus interest at six (6%) percent, payable in four (4) quarterly interest payments and annual principal payments of $500,000 due on April 1, 1996, and $420,000 due on April 1, 1997. Both notes were paid in full in 1995. The sum total of both notes amounted to $1,494,231 which included $1,420,000 in principal and $74,231 in interest.

         In conjunction with the acquisition of BI, the Company entered into two contracts with Mr. Buchanan: (i) an employment agreement for a term of three (3) years, providing for a base salary of $100,000; and (ii) a covenant not to compete for two (2) years after the termination of his employment with the Company, the consideration for which is the payment of $45,000 per year from July 14, 1994, until July 14, 1997.

          Mr. Buchanan's employment agreement was amended such that the noncompetition covenant shall not survive the expiration of the employment agreement on July 14, 1997. Mr. Buchanan no longer serves as President of the Carpet Division and has been reassigned to other duties.

          See Compensation and Stock Option Committee Interlocks and Insider Participation for discussion of leases between the Company and Mr. James F. Martin and Mr. Bettis C. Rainsford.

Stock Performance Graph


         The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment and (B) the difference between the Company's share price at the end and the beginning of the measurement period -- by (ii) the share price at the beginning of the measurement period) during the period from April 21, 1993 (when the Company's initial public offering concluded) through December 31, 1996, compared with the cumulative total returns of the S & P 500 Index and the Media General 101 Chemicals-Synthetics Index, a nationally recognized industry index (which includes the Company). The Comparison assumes $100 was invested on April 21, 1993 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.





               COMPARISON OF TWELVE MONTH CUMULATIVE TOTAL RETURN*




                                          April 1993  1993   1994   1995    1996
                                          ----------  ----   ----   ----    ----

Martin Color-Fi, Inc. .....................   100       93     59     34     71

S&P 500 ...................................   100      108    110    151    185

Media General 101 Chemicals - Synthetics ..   100      107     93    105    130


Audit, Compensation and Stock Option Committees

          The  Company  has  standing  Audit,   Compensation  and  Stock  Option
Committees. It does not have a standing Nominating Committee.

         The Audit Committee consists of James C. Hite, Chairman, Jack J. Jackson, George L. Rainsford and Bettis C. Rainsford, all of whom are outside directors. The functions of the Committee include recommending the Company's independent auditors, reviewing the scope of their engagement, consulting with such auditors, reviewing the results of the audit examination, reviewing the disposition of changes in accounting methods and procedures recommended by the independent auditors, acting as a liaison between the Board of Directors and the independent auditors, and reviewing various Company policies and recommendations of the independent auditors, including those related to accounting and internal control matters. The Audit Committee met four (4) times during the last fiscal year.

         The Compensation Committee in 1996 consisted of James F. Martin, Chairman, James C. Hite, Jack J. Jackson and George L. Rainsford, the latter three (3) of whom are outside Directors. The function of the Committee is to review the recommendations as to executive compensation policies and amounts, subject to the ultimate control of the Board of Directors. The Compensation Committee met two (2) times during the last fiscal year. The Board of Directors approved the Compensation Committee reports and recommendations as submitted.

         The Stock Option Committee consists of Bettis C. Rainsford, Chairman, Jack J. Jackson and George L. Rainsford, all of whom are outside directors. The function of the Committee is to administer the Martin Color-Fi, Inc. Incentive Stock Option and Stock Appreciation Rights Plans. Under the plans, no director may serve as a member of the Committee if such director was granted stock options or stock appreciation rights under the plan within one year prior to his or her appointment. Furthermore, no member of the committee is eligible to participate in the plan while serving as a member. The Stock Option Committee met two (2) times during the last fiscal year.

         During the fiscal year ended December 31, 1996, there were four (4) regular meetings of the Board of Directors and one called telephone meeting. No director missed more than 25% of the total number of Board of Directors meetings and Committee meetings of which the director was a member, except Jack J. Jackson, who missed two (2) regular board meetings.

Compensation of Directors

         Each Director of the Company received a fee of $1200 for each regular Board meeting attended in 1996, plus reimbursement for certain travel expenses. In addition to the per meeting fee, outside Directors were paid a fee of $3,500 per year.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain officers and persons who own more than 10% of a registered class of the Company's equity securities to file within certain specified time periods reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and written representations by certain officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the Company's fiscal year 1996, except that Greg W. Anderson, Bret J. Harris and Russell T. Lyon each failed to timely file one Form 4 report reflecting the grant of stock options under the 1994 Incentive Stock Option and Stock Appreciation Rights Plan.


                            RATIFICATION OF AUDITORS

         The Board of Directors, on the recommendation of the Audit Committee has, subject to ratification by the stockholders, appointed the firm of Ernst & Young LLP to audit the accounts of the Company for the fiscal year ending December 31, 1997. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to shareholder questions and will be given the opportunity to make a statement if they desire to do so.


          MANAGEMENT RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO AUDIT THE ACCOUNTS OF THE COMPANY FOR ITS FISCAL YEAR ENDING DECEMBER 31, 1997.


                            PROPOSALS OF STOCKHOLDERS

         Any proposal which a stockholder wishes to present for action at the next Annual Meeting of the Stockholders of the Company must be received in writing at the Company's principal executive offices no later than December 16, 1997, to be considered for inclusion in the Company's Proxy Statement and form of proxy for that Annual Meeting. It is suggested that any stockholder proposals be submitted by certified mail, return receipt requested.


                                  OTHER MATTERS

         Management knows of no other business which will be presented for consideration which will require a vote by the stockholders, but if other matters are presented, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

                                    By Order of the Board of Directors



                                    Gregory W. Anderson
                                    Secretary

Edgefield, South Carolina
April 14, 1997

APPENDIX - FORM OF PROXY


TO:      The Secretary of Martin Color-Fi, Inc.
         P. O. Box 469
         dgefield, South Carolina 29824


          I do hereby constitute and appoint James F. Martin and Henry M. Poston, or either of them (the "Proxies"), to be my lawful attorney, substitute and proxy for me in my name to vote at the Annual Meeting of Stockholders of Martin Color-Fi, Inc. (the "Company") to be held at the Star Manufacturing Facility of the Company, Star Road, near Edgefield, South Carolina, on Tuesday, May 13, 1997, at 11:00 a.m. Eastern Daylight Time, and at any adjournment thereof, for the following purposes.

          Item 1. To elect the following as Directors for terms expiring in the years beside their respective names: Bret J. Harris (1998), Gregory W. Anderson
(2000), W. Fred Davis, Jr. (2000) and Jerry E. Trapnell (2000)

               __________ For all Nominees, except as otherwise provided below

               __________   Against  all  Nominees,
               except as otherwise provided below

               Withhold as to __________________________________________
               Withhold as to __________________________________________

(To withhold authority as to any nominee(s), write name(s) on line(s) provided)

         Item 2. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company's fiscal year ending December 31, 1997.

         ________ For        ________ Against        ________ Abstain

         Item 3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.


         I hereby revoke any proxy or proxies heretofore given by me to any person or persons whatsoever. Shares represented by this proxy will be voted in accordance with the specifications so made. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE PROPOSALS CONTAINED IN ITEMS 1 AND 2, AND IN THE DISCRETION OF THE PROXIES AS TO ANY MATTER ARISING PURSUANT TO ITEM 3.


Date_____________________________      _________________________________________
                Signature               (Please sign exactly as shown below)


   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY